EXHIBIT 4.8

DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED

PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of Dynatronics Corporation (the "Company") that are registered under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"). This description also summarizes relevant provisions of the Utah Revised Business Corporation Act (the "Act") applicable to such securities. The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the applicable provisions of the Act and our Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation") and our Amended and Restated Bylaws, as amended (the "Bylaws"), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K to which this Exhibit 4.8 is filed as an exhibit. We encourage you to read the Articles of Incorporation and Bylaws and the applicable provisions of the Act for additional information.

The Company's authorized capital stock consists of 100,000,000 shares of common stock, no par value per share, and 50,000,000 shares of preferred stock, no par value per share.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol "DYNT."

Voting Rights

The holders of our common stock are generally entitled to one vote for each share held on all matters submitted to a vote of the shareholders and do not have any cumulative voting rights. Unless otherwise required by Utah law, once a quorum is present, matters presented to shareholders, except for the election of directors, will be approved by a majority of the votes cast. The election of directors is determined by a plurality of the votes cast. Shareholders are not entitled to cumulative voting. Cumulative voting is a system for electing directors whereby a shareholder is entitled to multiply the number of securities held by the number of directors to be elected and cast the total number of votes for a single candidate or a select few candidates.

Dividends

Holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors (the "Board") out of funds legally available for that purpose, subject to preferences that may apply to any preferred stock that we issue.

Liquidation Rights

In the event of our dissolution or liquidation, after satisfaction of all our debts and liabilities and distributions to the holders of any preferred stock that we issued, or may issue in the future, of amounts to which they are preferentially entitled, the holders of common stock will be entitled to share ratably in the distribution of assets to the shareholders.

Absence of Other Rights

There are no cumulative, subscription or preemptive rights to subscribe for any additional securities, which we may issue, and there are no redemption provisions, conversion provisions or sinking fund provisions applicable to the common stock. The rights of holders of common stock are subject to the rights, privileges, preferences and priorities of any class or series of preferred stock. In addition, we are restricted from making distributions, paying dividends and redeeming the common stock and making similar payments with respect to junior securities at any time that we are not in compliance with our obligations under the applicable designations of the rights, preferences and limitations of any outstanding series of preferred stock.

Our Articles of Incorporation and Bylaws do not restrict the ability of a holder of our common stock to transfer his or her shares of our common stock.

Anti-takeover Effects of our Articles of Incorporation and Bylaws

Undesignated Preferred Stock

Our Articles of Incorporation provide that our Board may issue preferred stock with such designation, rights and preferences as may be determined from time to time by our Board. Our preferred stock could be issued quickly and utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company or making removal of management more difficult.

Shareholder Meetings

Our Bylaws provide that a special meeting of shareholders may be called only by our president or board of directors, or by the holders of not less than one- tenth (1/10) of all outstanding votes of the Company entitled to be cast at the meeting.

Shareholders Not Entitled to Cumulative Voting

Our Articles of Incorporation do not permit shareholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Utah Control Shares Acquisitions Act

The Utah Control Shares Acquisitions Act (the "Control Shares Act") provides that any person or entity that acquires "control shares" of an "issuing public corporation" in a "control share acquisition" is denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the issuing public corporation elects to restore such voting rights. The Control Shares Act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation for the Control Shares Act, would bring its voting power following such acquisition within any of the following three ranges of all voting power of the issuing public corporation: (i) 1/5 or more but less than 1/3; (ii) 1/3 or more but less than a majority; or (iii) a majority or more. An "issuing public corporation" is any Utah corporation that (a) has 100 or more shareholders, (b) has its principal place of business, principal office or substantial assets within the State of Utah and (c) has more than 10% of its shareholders resident in the State of Utah, more than 10% of its shares owned by Utah residents, or 10,000 shareholders resident in the State of Utah. A "control share acquisition" is generally defined as the direct or indirect acquisition (including through a series of acquisitions) of either ownership or voting power associated with issued and outstanding control shares.

Under the Control Shares Act, a person or entity that acquires control shares pursuant to a control share acquisition acquires voting rights with respect to those shares only to the extent granted by resolution approved by each voting group entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by that group, excluding all interested shares. The acquiring person may file an "acquiring person statement" with the issuing public corporation setting forth the number of shares of the issuing public corporation owned (directly or indirectly) by the acquiring person and each other member of the group and certain other specified information. Upon delivering the statement together with an undertaking to pay the issuing public corporation's expenses of a special shareholders' meeting, the issuing public corporation is required to call a special shareholders' meeting for the purpose of considering the voting rights to be accorded the shares acquired or to be acquired in the control shares acquisition. If no request for a special meeting is made, the voting rights to be accorded the control shares are to be presented at the issuing public corporation's next special or annual meeting of shareholders. If either (i) the acquiring person does not file an acquiring person statement with the issuing public corporation or (ii) the shareholders do not vote to restore voting rights to the control shares, the issuing public corporation may, if its articles of incorporation or bylaws so provide, redeem the control shares from the acquiring person at fair market value. Our Restated Articles and Bylaws do not currently provide for such a redemption right. Unless otherwise provided in the articles of incorporation or bylaws of an issuing public corporation, all shareholders are entitled to dissenters' rights if the control shares are accorded full voting rights and the acquiring person has obtained majority or more control shares. Our Restated Articles and Bylaws do not currently deny such dissenters' rights.

The directors or shareholders of a corporation may elect to exempt the stock of the corporation from the provisions of the Control Shares Act through adoption of a provision to that effect in the corporation's articles of incorporation or bylaws. To be effective, such an exemption must be adopted prior to the control shares acquisition. We have not yet taken any such action.

The provisions of the Control Shares Act may discourage individuals or entities interested in acquiring a significant interest in or control of us.